Exhibit 99.1

 NOBEL LEARNING COMMUNITIES, INC. ANNOUNCES SIGNIFICANTLY IMPROVED NET INCOME
                               FOR THE FISCAL YEAR

     WEST CHESTER, Pa., Sept. 11 /PRNewswire-FirstCall/ -- Nobel Learning Communities, Inc. (Nasdaq: NLCI), a for-profit provider of non-sectarian education and school management services for the preschool through 12th grade market, today reported improved financial results for the fourth quarter and fiscal year ended July 1, 2006. These unaudited results include improved earnings, gross profit, cash flow from operations, and lower debt for Fiscal 2006.

     Revenue from continuing operations for the fiscal year ended July 1, 2006 was approximately $168,329,000, an increase of 2.5% over the $164,204,000 for the fiscal year ended July 2, 2005. Fourth quarter revenue from continuing operations for fiscal 2006 was approximately $44,594,000, an increase of 2.6% over the $43,483,000 reported for the fourth quarter fiscal 2005. Net income for fiscal 2006 increased by 78.0% to approximately $4,479,000 or $0.44 per diluted share compared to net income of $2,516,000 or approximately $0.26 per share for fiscal 2005. Fourth quarter net income for fiscal 2006 was approximately $2,206,000 or $0.22 per diluted share compared to fourth quarter fiscal 2005 net income of $1,962,000 or $0.20 per diluted share. The Company ended fiscal 2006 with 150 schools compared to 149 at the end of fiscal 2005.

     Gross profit for fiscal 2006 increased to $22,200,000 or 13.2% of revenue, from approximately $21,756,000 or 13.2% of revenue in fiscal 2005. Gross profit for the fourth quarter of fiscal 2006 decreased to approximately $6,892,000 or 15.5% of revenue from approximately $7,330,000 or 16.9% of revenue for the fourth quarter of fiscal 2005.

     The improved results for fiscal year 2006 resulted primarily from tuition increases, improved gross profit in the Company's schools, lower interest expense and a reduction in losses, net of taxes, from the Company's discontinued operations, after eliminating the effect of a fiscal year 2005 pre tax charge of $1,500,000 to reserve the remainder of a note receivable from Total Education Solutions, Inc. ("TES") related to a loan made by the Company in 2000.

     Results for fiscal year 2006 include:

     -- Cash flow from operating activities of approximately $13,644,000, an increase of $1,255,000 or 10.1% over fiscal 2005;

     -- A reduction in debt of approximately $2,281,000, from $15,461,000 to $13,180,000;

     --   Lower interest expense of approximately $1,223,000 (pre tax).

     -- A non-cash charge of $555,000 for the adoption of Statement of Financial Accounting Standards (FAS) 123R "Share Based Payment," which resulted in for the expensing of stock options. As FAS 123R was implemented in fiscal 2006, this expense had not been recorded in prior years.

     George Bernstein, President and CEO of Nobel Learning Communities, Inc. commented: "We are very pleased with the strong improvement in our net income and financial ratios. The Company produced our strongest net income ever. This is especially pleasing in light of the fact that we struggled with year over year comparable school enrollment throughout fiscal 2006, as we completed the implementation of many of the changes in our operations, school administrative personnel and systems that we began in fiscal 2005. Our ability to improve results during this period shows the stability of our business model and our ability to produce strong cash flow.

     During the past six months, we implemented several initiatives to support a strong back-to-school for fiscal 2007. These programs include our new "Links to Learning"(TM) pre-school curriculum program, which connects parents to the subjects their children are learning in our classrooms and has been warmly embraced by our teachers and our customers, new elementary school curriculum guides that enhance the communication of our kindergarten through eighth grade curriculum to current and potential students and parents, and our new NetSuite(R) information system, which will provide more timely information regarding revenue and enrollment trends that should allow us to more aggressively manage our sales and marketing efforts.

     During the fourth quarter, we began to transition Nobel Learning to a growth company as we initiated implementation of our strategic plan which includes both acquisitions and organic growth. During the last 90 days, we opened one school, acquired another and introduced a new enrichment program. The opening of our new Merryhill preschool in Natomas, California was our most successful ever, opening significantly over our planned occupancy. In addition, The Honor Roll School, a preschool through eighth grade school in Sugar Land, Texas that was acquired at the end of our fiscal year, had a very successful back to school. We are also pleased with the early results of the Children's Technology Workshop camps we introduced at some of our elementary schools this summer. We look forward to expanding these enrichment programs to more schools throughout the year and to that end, we have recently reached an agreement with Children's Technology Workshop to expand these programs to four additional markets in which we operate schools. We are very excited about the growth these initiatives will provide for fiscal year 2007.

     Finally, we have recently strengthened our senior management team and Board. We have added a Senior Vice President of Corporate Development and an independent director who have had successful careers helping companies implement profitable growth strategies. We believe that our initiatives and talent additions will continue our momentum in building long term stockholder value."

     Nobel Learning Communities, Inc. currently operates 151 schools in 13 states consisting primarily of private schools and programs for learning challenged children clustered within established regional learning communities. The Company receives over 96% of its revenue from private pay sources.

     Except for historical information contained in this press release, the information in this press release consists of forward looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Potential risks and uncertainties include changes in market demand, market conditions, competitive conditions including tuition price sensitivity, execution of growth strategy, changes in labor force reducing demand or need for private schools and the acceptance of newly developed and converted schools. Other risks and uncertainties are discussed in the Company's filings with the SEC. These statements are based only on management's knowledge and expectations on the date of this press release. The Company will not necessarily update these statements or other information in this press release based on future events or circumstances.

                        Nobel Learning Communities, Inc.
                      Consolidated Statements of Operations
           For the Quarter and Year Ended July 1, 2006 and July 2, 2005
                       (In thousands except per share data)
                                   (Unaudited)

                                         For the Quarter Ended       For the Year Ended
                                         ----------------------    ----------------------
                                          July 1,      July 2,      July 1,      July 2,
                                           2006         2005         2006         2005
                                         ---------    ---------    ---------    ---------
Revenues                                 $  44,594    $  43,483    $ 168,329    $ 164,204
Gross profit                                 6,892        7,330       22,200       21,756
Goodwill and other asset impairments            30          216           30          216
General and administrative expenses          3,102        3,528       13,523       14,548
Operating income                             3,760        3,586        8,647        6,992
Interest expense                               313          613        1,469        2,692
Other (income) expense                        (126)         (53)        (350)        (184)
Income from continuing operations
 before income taxes                         3,573        3,026        7,528        4,484
Income taxes expense                         1,401        1,123        2,943        1,677
Income from continuing operations            2,172        1,903        4,585        2,807
Income from discontinued operations,
 net of taxes                                   34           59         (106)        (291)
Net income                                   2,206        1,962        4,479        2,516
Preferred stock dividends                      131          148          487          642
Income available to common stockholders  $   2,075    $   1,814    $   3,992    $   1,874

Weighted average common shares:
  Basic                                      7,496        7,450        7,473        7,064
  Diluted                                   10,143        9,810       10,080        9,719

Basic income per share:
Income from continuing operations        $    0.27    $    0.23    $    0.55    $    0.31
Discontinued operations                       0.01         0.01        (0.01)       (0.04)
Income per share                         $    0.28    $    0.24    $    0.54    $    0.27

Diluted income per share:
Income from continuing operations        $    0.22    $    0.19    $    0.45    $    0.29
Discontinued operations                          -         0.01        (0.01)       (0.03)
Income per share                         $    0.22    $    0.20    $    0.44    $    0.26

Selected Balance sheet data:

                                           As of          As of
                                        July 1, 2006   July 2, 2005
                                        ------------   ------------
Cash and cash equivalents               $      9,837   $      2,925
Property and equipment, net                   25,612         26,007
Goodwill and intangible assets, net           39,997         36,937
Total debt                                    13,180         15,461
Stockholders' equity                    $     46,280   $     37,390

    NLCI-F

SOURCE  Nobel Learning Communities, Inc.
    -0-                             09/11/2006
    /CONTACT: Tom Frank, CFO, of Nobel Learning Communities, Inc., +1-484-947-2000/
    /Web site:  http://www.nobellearning.com /
    (NLCI)